CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$303,000	$41.33

(1)                                  Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 25, 2013 (To Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

US$303,000

3.10% FIXED RATE NOTES DUE fEBRUARY 28, 2028

Principal Amount:	US$303,000	Issuer:	Barclays Bank PLC
Issue Price:	100%	Series:	Global Medium-Term Notes, Series A
Original Issue Date:	February 28, 2013	Return at Maturity:

If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of Barclays Bank PLC.  The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Interest Rate Type:	Fixed Rate	Original Trade Date:	February 25, 2013
Maturity Date:	February 28, 2028	CUSIP:	06741RFV8
		ISIN:	US06741RFV87
Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.	Business Day:	☒ New York ☒ London ☐ Euro ☐ Other (_________________)
Interest Rate:	3.10% per annum
Interest Payment Dates:

☐ Monthly,                                                          ☐ Quarterly,                                                                     ☒ Semi-Annually,                                                                            ☐ Annually,

payable in arrears on the 28th day of each February and  August, commencing on August 28, 2013 and ending on the Maturity Date or the relevant Survivor’s Option Payment Date, if applicable.

Interest Period:

The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date.  Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date.  The final Interest Period will end on, but exclude, the Maturity Date (or the Survivor’s Option Payment Date, if applicable).

Survivor’s Option:

Upon request by the authorized representative of the beneficial owner of the Notes, we will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes, provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request.

The right to exercise this option will be subject to:

•                                            limitations on the aggregate dollar amount of exercises by all holders of the Notes offered by this pricing supplement in any calendar year; and

•                                            a maximum permitted dollar amount of an individual exercise with respect to the Notes offered by this pricing supplement by a holder of the Notes offered by this pricing supplement in any calendar year.

For additional details regarding the Survivor’s Option, see “Risk Factors — Any Exercise of the Survivor’s Option May Be Limited in Amount and Any Repayments Made With Respect To a Survivor’s Option Will Not Be Made Immediately” and  “Description of Survivor’s Option” below.

Business Day Convention:	Following, Unadjusted	Day Count Convention:	30/360
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC
Per Note	100%	1.75%	98.25%
Total	$303,000	$5,302.50	$297,697.50

(1)                  Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Issuer Credit Risk” in this pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Factors” below.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC. and this offering.  Buyers should rely upon this pricing supplement, the prospectus, the prospectus supplement, and any relevant free writing prospectus for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000312070.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you this pricing supplement, the prospectus, the prospectus supplement and any relevant free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•                  Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of our affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions.  The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Any Exercise of the Survivor’s Option May Be Limited in Amount and Any Repayments Made With Respect to a Survivor’s Option Will Not Be Made Immediately — The Survivor’s Option is a provision of the Notes pursuant to which we agree to repay the Notes, if requested by an authorized representative of the beneficial owner of the Notes, following the death of the beneficial owner of the Notes, provided that the Notes were acquired by the beneficial owner at least six months prior to the date of the request. Acceptance of an exercise of a Survivor’s Option and determinations regarding the eligibility and validity of any exercise of a Survivor’s Option will be at our sole discretion. We also have the discretionary right to apply a limit set to the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by us from all authorized representatives of deceased beneficial owners of Notes offered by this pricing supplement in any calendar year to an amount equal to 2% of the aggregate principal amount of Notes offered by this pricing supplement outstanding as of the end of the most recent calendar year. In addition, we have the discretionary right to limit to $250,000 the aggregate principal amount of Notes offered by this pricing supplement as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative of any deceased beneficial owner of the Notes offered by this pricing supplement in any calendar year.  Accordingly, no assurance can be given that the valid exercise of a Survivor’s Option, if any, for a desired amount will be permitted in any single calendar year. In addition, as a result of the foregoing limitations, in some cases exercises of a Survivor’s Option may not result in any payment in the year that the Survivor’s Option has been exercised, or in one or more years subsequent to the year that the Survivor’s Option was first exercised.  Furthermore, Survivor’s Option claims that were subject to the foregoing limitations in one or more preceding year will be deemed to be tendered in a succeeding calendar year (subject to the satisfaction of the conditions specified below, including the submission of a Survivor’s Option Reaffirmation Form (as defined below)) and in such succeeding calendar year will again be subject to the limitations described above.  As a result, additional Survivor’s Option exercises made in any such succeeding calendar year are more likely to be limited by the limitations described above beca3use the resubmission of the Survivor’s Option exercises that were subject to the limitations in preceding years may result in the limitation thresholds described above being reached earlier in succeeding calendar years.  These limitations and our discretion in applying any such limitations are discussed in more detail under the “Description of the Survivor’s Option” below.

If a valid request to exercise the Survivor’s Option is not fully accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph and in “Description of the Survivor’s Option” below, the Notes will be deemed to be tendered in the following calendar year only if an authorized representative of the deceased beneficial owner and any Financial Institution (as defined below) through which the beneficial ownership interest in the Notes is held by the deceased beneficial owner reaffirms the exercise of the Survivor’s Option by submitting a Survivor’s Option Reaffirmation Form (as defined below).  If a completed Survivor’s Option Reaffirmation Form is not submitted to the trustee within 10 business days following the delivery thereof by the trustee to the relevant Financial Institution through which the beneficial ownership interest in the Notes is held by the deceased beneficial owner, the election to exercise the Survivor’s Option will be deemed to have been withdrawn.  The requirements relating to Survivor’s Option Reaffirmation Forms are described in more detail under the heading “Description of the Survivor’s Option” below.

In addition, even if the Notes accepted for repayment pursuant to the valid exercise of a Survivor’s Option in a certain calendar year, you will not receive immediate repayment. Repayment on Notes so accepted will only be made on the first of two Survivor’s Option Payment Dates (either May 15 or November 15) that occurs 30 or more calendar days after the date of acceptance.

Whether you should exercise a Survivor’s Option if you meet the eligibility requirements to do so is a decision you will need to make in consultation with your investment, legal, accounting, tax and other advisers, after considering all the facts and circumstances of your situation. An additional consideration that you may wish to take into account is the prevailing secondary market prices for the notes, if any, at the time you are considering the exercise of the Survivor’s Option or the submission of a Survivor’s Option Reaffirmation Form. In some circumstances, such secondary market prices, if any, may be greater than the price you would receive upon the exercise of your Survivor’s Option. Accordingly, you should contact your advisers to determine the prevailing secondary market prices of the Notes, if any, in order to determine whether to sell the notes to a market participant at such secondary market prices, if any, or to exercise the Survivor’s Option to receive repayment at a price equal to 100% of the principal amount plus accrued and unpaid interest.

For additional details regarding the Survivor’s Option, see “Description of the Survivor’s Option” in this pricing supplement.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o    the time to maturity of the Notes;

o    interest and yield rates in the market generally;

o    a variety of economic, financial, political, regulatory or judicial events; and

o    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

DESCRIPTION OF SURVIVOR’S OPTION

Upon request by the authorized representative of the beneficial owner of the Notes, Barclays Bank PLC will repay those Notes prior to the Maturity Date following the death of the beneficial owner of the Notes (the ‘‘Survivor’s Option’’), provided such Notes were acquired by the deceased beneficial owner at least six months prior to the date of the request.  Upon the valid exercise of the Survivor’s Option and the proper tender of the Notes for repayment, Barclays Bank PLC, subject to the limitations described below, will repay such Notes, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the Notes plus accrued and unpaid interest to the date of repayment. For purposes of this section, a beneficial owner of Notes is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of such Notes, as well as the right to receive payment of the principal of the Notes.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Notes under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) (for purposes of this section, the authorized representative of a deceased beneficial owner shall be referred to as an “Authorized Representative”).

The death of a person holding a beneficial ownership interest in the Notes: (1) with any person in a joint tenancy with right of survivorship; or (2) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of those Notes, and the entire principal amount of the Notes (subject to the limitations described below) held in this manner will be subject to repayment by Barclays Bank PLC upon request.  However, the death of a person holding a beneficial ownership interest in Notes as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Notes, and only the deceased beneficial owner’s percentage interest in the principal amount of the Notes will be subject to repayment.

If the ownership interest in the Notes is held by a nominee for a beneficial owner or by a custodian under a Uniform Gifts to Minors Act or Uniform Transfer to Minors Act, or by a trustee of a trust, or by a guardian or committee for a beneficial owner, the death of the beneficial owner of the Notes will constitute death of the beneficial owner for purposes of the Survivor’s Option, if the beneficial ownership interest can be established to the satisfaction of Barclays Bank PLC. In these cases, the death of the nominee, custodian, trustee, guardian or committee will not be deemed the death of the beneficial owner of the Notes for purposes of the Survivor’s Option.

Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust); provided that the beneficiary has a current interest in the trust, which may be evidenced by a current right to receive distributions or other proceeds from the trust. The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust; however, only the death of all such individuals who are tenants by the entirety or joint tenants in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial ownership interest in the Notes, unless spouses are the tenants in common, in which case only the death of both spouses will be deemed the death of the beneficiary of the trust.

Barclays Bank PLC has the discretionary right to limit the aggregate principal amount of the Notes as to which exercises of the Survivor’s Option will be accepted by it from all authorized representatives of deceased beneficial owners of Notes offered by this pricing supplement in any calendar year, to an amount equal to 2.0% of the aggregate amount of the Notes offered by this pricing supplement, outstanding as of the end of the most recent calendar year (“Aggregate Put Limitation”).

Barclays Bank PLC also has the discretionary right to limit to $250,000 the aggregate principal amount of Notes offered pursuant to this pricing supplement as to which exercises of the Survivor’s Option will be accepted by Barclays Bank PLC from the Authorized Representative for any individual deceased beneficial owner of such Notes in any calendar year (“Individual Put Limitation”, and together with the “Aggregate Put Limitation”, the “Put Limitations”).

In addition, the exercise of the Survivor’s Option (a) for a principal amount of less than $1,000 or (b) if such exercise would result in a Note with a principal amount of less than $1,000 outstanding, will not be permitted. If, however, the original principal amount of such Notes was less than $1,000, the Authorized Representative may exercise the Survivor’s Option, but only for the full principal amount of such Note.

The application of the Put Limitations is at the sole and absolute discretion of Barclays Bank PLC.  We may establish internal policies and procedures for the application of the Put Limitations and may change any such policies and procedures from time to time, all in our sole discreti3on.  We may also elect in our sole discretion to waive the Put Limitations with respect to some beneficial owners without extending that waiver to other similarly situated beneficial owners.

Except as described below, any Notes (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn. Tenders of Notes (or portions thereof) pursuant to valid exercises of the Survivor’s Option will be accepted in the order in which such Notes are received by the trustee, except for any Notes (or portion thereof) the acceptance of which would contravene any of the Put Limitations. Any Notes (or portion thereof) accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid on the first Survivor’s Option Payment Date that occurs 30 or more calendar days after the date of the acceptance. A “Survivor’s Option Payment Date” means May 15 and November 15 of each calendar year. For example, if the acceptance date of Notes tendered pursuant to a valid exercise of the Survivor’s Option is May 10, 2013, we would repay, subject to the Put Limitations, such Notes (or portion thereof) on the Survivor’s Option Payment Date occurring on November 15, 2013, because the May 15, 2013 Survivor’s Option Payment Date would occur less than 30 days from the date of acceptance. If the Notes (or any portion thereof) tendered for repayment pursuant to a valid exercise of the Survivor’s Option (including through a Survivor’s Option Reaffirmation Form (as described below)) is not accepted, the trustee will deliver a notice by first-class mail to the Authorized Representative at the address set forth in the Survivor’s Option Documentation, that states the reason such Notes (or portion thereof) has not been accepted for repayment.  The procedures for obtaining payment on valid exercise of the Survivor’s Option that are not accepted as a result of the Put Limitations are described below.

If a Note tendered through a valid exercise of the Survivor’s Option (including through a Survivor’s Option Reaffirmation Form (as defined below) is not accepted by Barclays Bank PLC, the trustee, upon receipt of a valid written instruction from Barclays Bank PLC or its agent, will deliver a notice to the registered holder that states the reason that Note has not been accepted for repayment.

To obtain repayment of the Notes pursuant to exercise of the Survivor’s Option), an Authorized Representative and the broker or other entity through which the beneficial interest in the Notes is held by the deceased beneficial owner (the “Financial Institution”)  must complete the Survivor’s Option form of notice (“Form of Notice”), which is attached hereto as Appendix A, and the Authorized Representative must provide to the Financial Institution the following items (collectively, the “Survivor’s Option Documentation”):

•                  a completed Form of Notice, using the form attached hereto as Appendix A, including the certifications that:

(a)   the deceased was the beneficial owner of the Notes at the time of death and his or her interest in the note was acquired by the deceased beneficial owner at least six months prior to the date of the request;

(b)   the death of such beneficial owner has occurred and the date of such death;

(c)    the Authorized Representative has authority to act on behalf of the deceased beneficial owner and has requested repayment of the Notes;

(d)    the Financial Institution currently holds such Notes as a direct participant or indirectly through a participant in DTC

•                  if the beneficial ownership interest in the Notes is held (a) with any person in a joint tenancy with right of survivorship, (b) with the deceased beneficial owner’s spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, or (c) as tenant in common with a person other than his or her spouse, evidence satisfactory to Barclays Bank PLC of such relationship;

•                  if the beneficial ownership interest in the Notes is held by a nominee or trustee of, custodian for or other person in a similar capacity to the deceased beneficial owner, a certificate satisfactory to Barclays Bank PLC from such nominee, trustee, custodian or similar person attesting to the deceased’s current beneficial ownership in such Notes;

•                  tax certifications and such other instruments or documents that the Barclays Bank PLC may reasonably require in order to establish the validity of the beneficial ownership of the Notes and the claimant’s entitlement to payment; and

•                  any additional information Barclays Bank PLC may reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Notes.

In turn, the Financial Institution will provide to the trustee, and the trustee will forward to Barclays Bank PLC, the Survivor’s Option Documentation.  Upon acceptance by Barclays Bank PLC, the trustee will be responsible for disbursing any payments to DTC, pursuant to exercise of the Survivor’s Option, to be forwarded by DTC to the appropriate Financial Institution for disbursement to the Authorized Representative.

In the event that a valid exercise of a Survivor’s Option is not accepted, or is not fully accepted, by us in a particular calendar year due to the application of the Put Limitations, we will forward to the trustee a Survivor’s Option Reaffirmation Form, which is attached hereto as Appendix B (a “Survivor’s Option Reaffirmation Form”), relating to the relevant Notes, which shall include the identification number assigned by the trustee to each Survivor’s Option request upon receipt by it that relates to the relevant Notes and the request to exercise the Survivor’s Option, or such other code used by the trustee to track and identify Survivor’s Option requests. We intend to deliver to the trustee such Survivor’s Option Reaffirmation Form by January 15 of each succeeding calendar year until the full amount of the Survivor’s Option has been paid (each such year shall be referred to in this section as a “Succeeding Year”).  The trustee will in turn forward the Survivor’s Option Reaffirmation Form to the relevant Financial Institution on or before February 5 of each Succeeding Year.

All tendered Notes that are not accepted in any calendar year due to the application of the Put Limitations will be considered to be tendered in the following calendar year only if an Authorized Representative and the relevant Financial Institution reaffirm the intent to exercise the Survivor’s Option by marking the appropriate box in the Survivor’s Option Reaffirmation Form and returning a completed copy thereof along with a copy of the previously submitted Survivor’s Option Documentation to the trustee within 10 business days following the delivery by the trustee of the Survivor’s Option Reaffirmation Form. The Financial Institution will provide to the trustee, and the trustee will forward to Barclays Bank PLC, the Survivor’s Option Reaffirmation Form along with a copy of the previously submitted Survivor’s Option Documentation. Upon acceptance by Barclays Bank PLC, the trustee will be responsible for disbursing any payments to DTC, pursuant to the exercise of the Survivor’s Option, to be forwarded by DTC to the appropriate Financial Institution for disbursement to the Authorized Representative.

If the Financial Institution (on behalf of the Authorized Representative) marks the box in the Survivor’s Option Reaffirmation Form indicating an intent to withdraw an election to exercise the Survivor’s Option, the request to exercise the Survivor’s Option will be withdrawn.  In addition, if a completed Survivor’s Option Reaffirmation Form is not returned to the trustee within 10 business days following its delivery by the trustee, the request to exercise the Survivor’s Option will be deemed to have been withdrawn.

In the event that a request to exercise a Survivor’s Option is withdrawn or deemed to have been withdrawn, a request to exercise the Survivor’s Option may be reinstated only by completion of a new Form of Notice and resubmission of the other Survivor’s Option Documentation that is required in connection with a request to exercise a Survivor’s Option pursuant to the paragraphs above.  Any such subsequent resubmission will again be subject to the conditions for exercise of a Survivor’s Option as well as Put Limitations.

The amount that will be eligible for repayment pursuant to a valid submission of a Survivor’s Option Reaffirmation Form will be equal to the difference between the amount specified in the initial request to exercise the Survivor’s Option less any portion of that amount actually repaid.  No amounts that are greater or less than such difference may be submitted for repayment pursuant to a Survivor’s Option Reaffirmation Form.  Amounts accepted for repayment following a submission of a Survivor’s Option Reaffirmation Form will be repaid, subject to the Put Limitations, on the Survivor’s Option Payment Date that occurs 30 or more calendar days after the date of the acceptance by us of the request for repayment set forth in the Survivor’s Option Reaffirmation Form.

For the avoidance of doubt, a Survivor’s Option Reaffirmation Form will be accepted only if it is executed by a person who would be considered an Authorized Representative as of the date of the Survivor’s Option Reaffirmation Form and by the relevant Financial Institution.  All repayment requests included in a Survivor’s Option Reaffirmation Form will be subject to the Put Limitations.

In respect of the exercise of any Survivor’s Option, separate Forms of Notice and Survivor’s Option Reaffirmation Forms, as the case may be, are required to be delivered to the Document Administrator by the Financial Institution for each CUSIP.

During any time in which the Notes are not represented by a global note and are issued in definitive form:

•                              all references in this section to participants and DTC, including the DTC’s governing rules, regulations and procedures, will be deemed inapplicable;

•                              all determinations that the DTC participants are required to make as described in this section will be made by Barclays Bank PLC, including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner; and

•                              all redemption requests, to be effective, must:

•                  be delivered by the representative to Barclays Bank PLC and to the trustee;

•                  be made by completing the Form of Notice (including all exhibits thereto) or a Survivor’s Option Reaffirmation Form, as the case may be, in accordance with the related instructions; and

•                  be accompanied by, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record holder of the Note is a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the Note must also be delivered.

Barclays Bank PLC retains the right to further limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted from all authorized representatives of deceased beneficial owners and from the authorized representative for any individual deceased beneficial owner in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option generally will be determined by Barclays Bank PLC, which determination will be final and binding on all parties.

Whether you should exercise a Survivor’s Option if you meet the eligibility requirements to do so is a decision you will need to make in consultation with your investment, legal, accounting, tax and other advisers, after considering all the facts and circumstances of your situation. Another consideration that you may wish to take into account is the prevailing secondary market prices for the notes, if any, at the time you are considering the exercise of the Survivor’s Option or the submission of a Survivor’s Option Reaffirmation Form. In some circumstances, such secondary market prices, if any, may be greater than the price you would receive upon the exercise of your Survivor’s Option. Accordingly, you should contact your advisers to determine the prevailing secondary market prices of the notes, if any, in order to determine whether to sell the notes to a market participant at such secondary market prices, if any, or to exercise the Survivor’s Option to receive repayment at a price equal to 100% of the principal amount plus accrued and unpaid interest.

Forms for the exercise of the Survivor’s Option are attached hereto and may be obtained from The Bank of New York Mellon, London Branch, One Canada Square, Canary Wharf, London E 14 5AL, England.

UNITED STATES FEDERAL INCOME TAX TREATMENT

The following discussion supplements the discussion in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations” and supersedes it to the extent inconsistent therewith.  The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

We intend to treat the Notes as indebtedness for U.S. federal income tax purposes and any reports to the Internal Revenue Service (the “IRS”) and U.S. holders will be consistent with such treatment, and each holder will agree to treat the Notes as indebtedness for U.S. federal income tax purposes.  The discussion that follows is based on this approach.

Interest paid on the Notes will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes.  See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the prospectus supplement.

3.8% Medicare Tax On “Net Investment Income”

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.  U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Information Reporting

Holders that are individuals (and, to the extent provided in future regulations, entities) may be may be required to disclose information about their Notes on IRS Form 8938—“Statement of Specified Foreign Financial Assets” if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000.  Significant penalties can apply if a holder fails to disclose its specified foreign financial assets.  We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Non-U.S. Holders

Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

US$303,000

BARCLAYS BANK PLC

3.10% FIXED RATE NOTES DUE FEBRUARY 28, 2028

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED AUGUST 31, 2010, AND THE
PROSPECTUS SUPPLEMENT DATED MAY 27, 2011)

____________

Appendix A

SURVIVOR’S OPTION FORM OF NOTICE

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

CUSIP NUMBER: [    ]

To: Barclays Bank PLC:

The undersigned financial institution (the “Financial Institution”) represents the following:

•                  The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of $______________ Global Medium-Term Notes, Series A (CUSIP No.       ) (the “Notes”).

•                  At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

•                  The Deceased Beneficial Owner had purchased such Notes (either in an initial or subsequent sale of the Notes) at least six months prior to the date of his or her death.

The Financial Institution represents, to the best of its knowledge, the following:

• Attached here to as Exhibit A are valid, true and correct copies of the death certificate or other instrument duly evidencing the death of the Deceased Beneficial Owner.

• Attached hereto as Exhibit B are valid, true and correct copies of an instrument that duly evidences the authority of the Authorized Representative to exercise the Survivor’s Option on behalf of the Deceased Beneficial Owner..

• Attached hereto as Exhibit C are valid, true and correct copies of the written payment request of the Authorized Representative.

• Attached hereto as Exhibit D are valid, true and correct copies of tax waivers or other instruments or documents that establish the validity of beneficial ownership of the Notes for the six month period prior to the date of the death of the Deceased Beneficial Owner and the claimant’s entitlement to payment.

The Financial Institution agrees to the following terms:

•                  The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Survivor’s Option Form of Notice (the “Form”).

•                  The Financial Institution shall make all records specified in the Instructions supporting the above representations available to Barclays Bank PLC (the “Bank”) for inspection and review within five business days of the Bank’s request.

•                  If the Financial Institution or the Bank, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Bank may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Bank immediately.

•                  Other than as described in the free writing supplement or related pricing supplement (the “Disclosure Document”), repayment elections may not be withdrawn.

•                  The Financial Institution agrees to indemnify and hold harmless the Bank against and from any and all claims, liabilities, costs, losses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

(1) Name of Deceased Beneficial Owner

(2) Date of Death

(3) Name of Authorized Representative Requesting Repayment

(4) Signature of Authorized Representative Requesting Repayment

(5) Name of Financial Institution Requesting Repayment

(6) Signature of Representative of Financial Institution Requesting Repayment

(7) Principal Amount of Requested Repayment

(8) Date of Election

(9) Financial Institution Representative:

Name:
Phone Number:
Fax Number:
Mailing Address (no P.O. Boxes):
Email Address: Participant DTC Number:

(10) Wire instructions for payment:

Bank Name:
ABA Number:
Account Name:
Account Number:
Reference (optional):

TO BE COMPLETED BY THE BANK:

(A) Election Number*:

(B) Delivery and Payment Date:

(C) Principal Amount:

(D) Accrued Interest:

(E) Date of Receipt of Form by the Bank:

(F) Date of Acknowledgment by the Bank:

* To be assigned by the Bank upon receipt of this Form. An acknowledgment, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING SURVIVOR’S OPTION FORM OF NOTICE

Capitalized terms used and not defined herein have the meanings defined in the accompanying Survivor’s Option Form of Notice.  The terms of the repayment option are governed by the relevant free writing prospectus and/or the related pricing supplement (the free writing prospectus and/or the related pricing supplement are hereinafter, individually and/or collectively, as the case may be, referred to as the “Disclosure Document”) that the beneficial owner received at the time he, she or it purchased the Notes.  In the event of any inconsistencies, the Disclosure Document will govern.

A. Collect and retain (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, and had owned for a period of at least six months prior to death, the Notes being submitted for repayment and (4) any necessary tax waivers.

For purposes of determining whether the Bank will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•                  The death of a person holding a beneficial ownership interest in the Notes: (1) with any person in a joint tenancy with right of survivorship; or (2) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of those Notes, and the entire principal amount of the Notes held in this manner will be subject to repayment by Barclays Bank PLC upon request.  However, the death of a person holding a beneficial ownership interest in Notes as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Notes, and only the deceased beneficial owner’s percentage interest in the principal amount of the Notes will be subject to repayment.

•                  Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust; however, only the death of all such individuals who are tenants by the entirety or joint tenants in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case only the death of both husband and wife will be deemed the death of the beneficiary of the trust.

•                                          The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of Barclays Bank PLC. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

1.               Indicate the name of the Deceased Beneficial Owner on line (1).

2.               Indicate the date of death of the Deceased Beneficial Owner on line (2).

3.               Indicate the name of the Authorized Representative requesting repayment on line (3).

4.               Instruct the Authorized Representative to sign on line (4).

5.               Indicate the name of the Financial Institution requesting repayment on line (5).

6.               Affix the authorized signature of the Financial Institution’s representative on line (6). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7.               Indicate the principal amount of Notes to be repaid on line (7).

8.               Indicate the date this Form was completed on line (8).

9.                 Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

10.           Indicate the wire instruction for payment on line (10).

11.           Leave lines (A), (B), (C), (D), (E) and (F) blank.

12.           Mail or otherwise deliver an original copy of the completed Form to:

Physical presentations should be mailed to:

The Bank of New York Mellon

Global Corporate Trust Service - Survivor Options Processing

2001 Bryan Street - 9th floor

Dallas, Texas 75201

Inquiries should be addressed to:

Telephone: 1-800-254-2826

Written: Survivor_Options@bnymellon.com

Appendix B

SURVIVOR’S OPTION REAFFIRMATION FORM

BARCLAYS BANK PLC

Global Medium-Term Notes, Series A

Trustee I.D. Number: ______________

CUSIP NUMBER: ________________

To: Barclays Bank PLC:

☐   The undersigned financial institution (the “Financial Institution”) affirms that the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of $______________ Global Medium-Term Notes, Series A (CUSIP No.       ) (the “Notes”) has reaffirmed its original request for repayment of $__________ of the Notes.  The original request for repayment is attached as Exhibit A (the “Survivor’s Option Form of Notice”).

Wire Instructions (if different from the Wire Instructions included in the Survivor’s Option Form of Notice):

________________________

________________________

☐  The undersigned Financial Institution affirms that Authorized Representative has withdrawn its request for repayment of $ ____________ of the Notes.

The undersigned Financial Institution hereby agrees and acknowledges that by execution of this Survivor’s Option Reaffirmation Form it is deemed to have remade as of the date hereof the representations, agreements and covenants contained in the Survivor’s Option Form of Notice that accompanies this Survivor’s Option Reaffirmation Form.

FAILURE TO SUBMIT THIS SURVIVOR’S OPTION REAFFIRMATION FORM WITHIN 10 BUSINESS DAYS TO THE TRUSTEE WILL BE DEEMED TO CONSTITUTE WITHDRAWAL.

Physical presentations should be mailed to:

The Bank of New York Mellon

Global Corporate Trust Service - Survivor Options Processing

2001 Bryan Street - 9th floor

Dallas, Texas 75201

Inquiries should be addressed to:

Telephone: 1-800-254-2826

WRITTEN: SURVIVOR_OPTIONS@BNYMELLON.COM

B-1

Sincerely,

Financial Institution

Name: _______________________

Title: _________________________

Date: ________________________

_________________________________________________

Signature of Representative of Financial Institution

Financial Institution DTC Participant Number: _______________________

Financial Institution Email Address: __________________________

Consented to by:

Authorized Representative

Name: _______________________

Date: ________________________

_______________________________________________________

Signature of Representative of Authorized Representative

Name of Deceased Beneficial Owner: _________________________

B-2